Exhibit 99.1

Investor Contact:	Media Contact:
Arthur Shannon	Lainie Keller
arthur.shannon@bauschhealth.com	lainie.keller@bauschhealth.com
(514) 856-3855	(908) 927-0617
(877) 281-6642 (toll free)

BAUSCH HEALTH COMPANIES INC. ANNOUNCES SECOND-QUARTER 2018 RESULTS

•	Second-Quarter 2018 Financial Results

◦	Revenues of $2.128 Billion

◦	GAAP Net Loss of $873 Million

◦	GAAP Cash Flow from Operations of $222 Million

◦	Adjusted EBITDA (non-GAAP)[1] of $868 Million

•	Delivered Second Consecutive Quarter of Overall Organic Revenue Growth[2], Driven by the Salix and Bausch + Lomb/International Segments[3]

•	XIFAXAN® Revenue Increased by 26% Compared to the Second Quarter of 2017

•	Maintained Revenue Guidance Range and Raised Full-Year Adjusted EBITDA (non-GAAP) Guidance Range

LAVAL, Quebec, Aug. 7, 2018 - Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health” or the “Company” or “we”) today announced its second-quarter 2018 financial results.

“For a second consecutive quarter, the Company delivered overall organic growth2, driven by solid results in our Salix and Bausch + Lomb/International segments, which together represented approximately 78% of our business in the quarter,” said Joseph C. Papa, chairman and CEO, Bausch Health. “Growth in the Salix segment reflects higher sales of our promoted brands, most notably XIFAXAN® and RELISTOR®, while organic growth2 in the Bausch + Lomb/International segment was primarily due to volume increases and strong growth across Europe and China.”

“Due to our strong results in the quarter, we are raising our full-year Adjusted EBITDA (non-GAAP) guidance range, and despite significant foreign exchange headwinds, we are maintaining our full-year revenue guidance range,” continued Mr. Papa.

Company Highlights

Executing on Core Businesses and Advancing Pipeline

•	Completed Company’s name change to Bausch Health Companies Inc.

•
Realigned into four reporting segments[3] (Bausch + Lomb/International, Salix, Ortho Dermatologics and Diversified Products) as part of the Company’s ongoing transformation; this provides greater clarity into the performance of each of our businesses

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1 Please see the tables at the end of this news release for a reconciliation of this and other non-GAAP measures to the nearest comparable GAAP measure.
2 Organic growth, a non-GAAP metric, is defined as an increase on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations.
3 Commencing in the second quarter of 2018, the Company realigned its segment reporting structure and now operates in four operating segments. All segment references in this news release are to this realigned segment reporting structure and prior period presentations of segment results have been conformed to the current segment reporting structure to allow investors to evaluate results between periods on a constant basis. For more information about the current segment reporting structure, please see “Changes in Reportable Segments” in Note 2, “SIGNIFICANT ACCOUNTING POLICIES” to our unaudited interim Consolidated Financial Statements included in our quarterly report on Form 10-Q for the quarter ended June 30, 2018 and slide 27 in the appendix to our Second-Quarter 2018 Financial Results presentation.

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•
Reported revenue in the Bausch + Lomb/International segment decreased by 1% compared to the second quarter of 2017 primarily due to divestitures and discontinuations; revenue in this segment grew organically[2] by 4% compared to the second quarter of 2017, driven primarily by volume increases and strong growth in Europe and China

◦	Successfully launched LUMIFYTM, which achieved a weekly market share of 21% in the Redness Reliever category[4]

◦	Launched Soothe® Xtra Protection Preservative Free lubricant eye drops

◦	Launched Ocuvite® Blue Light eye vitamins, a nutritional supplement that helps protect eyes from blue light emitted from digital devices

◦	Launched PreserVision® AREDS 2 Formula Chewable eye vitamins

◦	The U.S. Food and Drug Administration accepted the New Drug Application for loteprednol etabonate ophthalmic gel, 0.38% with a PDUFA action date of Feb. 25, 2019

•	Grew revenue in the Salix segment by 14% compared to the second quarter of 2017

◦	XIFAXAN® revenue increased by 26% compared to the second quarter of 2017

◦	RELISTOR® franchise revenue increased by 43% compared to the second quarter of 2017

◦	APRISO® revenue increased by 3% compared to the second quarter of 2017

◦	UCERIS® franchise revenue increased by 3% compared to the second quarter of 2017

◦
Entered into an exclusive agreement with US WorldMeds to co-promote LUCEMYRATM, the first and only non-opioid medication for the mitigation of withdrawal symptoms to facilitate abrupt discontinuation of opioids in adults, and have now launched the product

•	Continued to stabilize the Ortho Dermatologics segment

◦	Revenue in the Global Solta business increased by 14% compared to the second quarter of 2017

Addressing Debt and Extending Maturities

•	Refinanced Company’s credit facility

◦	Extended the maturity date of the revolving credit facility to June 1, 2023

◦	Replaced previous Term B loans with new Term B loans that have a maturity date of June 1, 2025

◦	Modified facility covenants to provide the Company with enhanced operating flexibility

◦	Lowered interest rates applicable to the credit facility

•	Issued $750 million aggregate principal amount of 8.500% unsecured Senior Notes due 2027

•
On June 1, 2018, a portion of the net proceeds from the new Term B loans and the 8.500% unsecured Senior Notes due 2027, along with cash on hand, were put on deposit with a trustee and subsequently used to redeem, on July 2, 2018, approximately $2 billion of unsecured Senior Notes, including all remaining unsecured Senior Notes due in 2020, and to pay related fees and expenses

Resolving Legal Issues

•	Achieved dismissals or other positive outcomes in resolving litigation, disputes and investigations in approximately 40 matters since Jan. 1, 2018

◦	The Company continues to achieve positive resolutions in the Shower to Shower cases, with legal fees and costs being reimbursed by Johnson & Johnson

Second-Quarter 2018 Revenue Performance
Total reported revenues were $2.128 billion for the second quarter of 2018, as compared to $2.233 billion in the second quarter of 2017, a decrease of $105 million, or 5%. Excluding the impact of the
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4 Retail dollar share for the week ending July 29, 2018, according to IRI.

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2017 divestitures and discontinuations of $183 million and the favorable impact of foreign exchange of $25 million, revenue grew organically2 by 3% compared to the second quarter of 2017, primarily driven by growth in the Salix segment and organic growth2 in the Bausch + Lomb/International segment. Organic revenue growth2 was partially offset by declines in the Ortho Dermatologics segment and lower volumes in the Diversified Products segment, attributed to the previously reported loss of exclusivity for a basket of products.

Revenues by segment for the second quarter of 2018 were as follows:

(in millions)	2Q 2018	2Q 2017	Reported Change	Reported Change	Change at Constant Currency[5]	Organic[2] Change
Segment[3]
Bausch + Lomb/International	$1,209	$1,223	($14)	(1%)	(3%)	4%
Salix	$441	$387	$54	14%	14%	14%
Ortho Dermatologics	$142	$162	($20)	(12%)	(12%)	(11%)
Diversified Products	$336	$461	($125)	(27%)	(27%)	(8%)
Total Revenues	$2,128	$2,233	($105)	(5%)	(6%)	3%

Bausch + Lomb/International Segment
Bausch + Lomb/International segment revenues were $1.209 billion for the second quarter of 2018, as compared to $1.223 billion for the second quarter of 2017, a decrease of $14 million, or 1%. Excluding the impact of divestitures and discontinuations of $84 million, and the favorable impact of foreign exchange of $25 million, the Bausch + Lomb/International segment grew organically2 by approximately 4% compared to the second quarter of 2017. Organic growth2 in the quarter was primarily driven by volume increases.

Salix Segment
Salix segment revenues were $441 million for the second quarter of 2018, as compared to $387 million for the second quarter of 2017, an increase of $54 million, or 14%. Growth was largely driven by higher sales of XIFAXAN®, RELISTOR® and other promoted products across the segment.

Ortho Dermatologics Segment
Ortho Dermatologics segment revenues were $142 million for the second quarter of 2018, as compared to $162 million for the second quarter of 2017, a decrease of $20 million, or 12%. Compared to the second quarter of 2017, revenues in the Global Solta business grew by 14%.

Diversified Products Segment
Diversified Products segment revenues were $336 million for the second quarter of 2018, as compared to $461 million for the second quarter of 2017, a decrease of $125 million, or 27%. The decline was primarily driven by the impact of the 2017 divestitures and discontinuations of $97 million and by decreases attributed to the previously reported loss of exclusivity for a basket of products.
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5 To assist investors in evaluating the Company’s performance, we have adjusted for changes in foreign currency exchange rates. Change at constant currency, a non-GAAP metric, is determined by comparing 2018 reported amounts adjusted to exclude currency impact, calculated using 2017 monthly average exchange rates, to the actual 2017 reported amounts.

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Operating Loss
Operating loss was $245 million for the second quarter of 2018, as compared to an operating income of $175 million for the second quarter of 2017, a decrease of $420 million. The decrease in operating results for the second quarter of 2018 primarily reflects an asset impairment associated with the loss of exclusivity of a certain product, an increase in amortization of intangible assets and a decrease in product contribution driven by the impact of divestitures and discontinuations.

Net Loss
Net loss for the three months ended June 30, 2018 was $873 million, as compared to net loss of $38 million for the same period in 2017, a decrease of $835 million. The decrease is primarily attributed to an increase in operating loss, as noted above, and an increase in the provision for income taxes of $343 million, which is primarily due to internal tax reorganizational efforts that the Company began in the fourth quarter of 2016 and completed in the third quarter of 2017.

Adjusted net income (non-GAAP) for the second quarter of 2018 was $327 million, as compared to $362 million for the second quarter of 2017, a decrease of 10%.

Operating Cash
The Company delivered $222 million in operating cash in the second quarter of 2018, as compared to $268 million in the second quarter of 2017, a decrease of $46 million. Cash flows in the second quarter of 2018 were negatively affected by approximately $70 million due to divestitures in 2017, $57 million of accelerated interest payments in connection with the refinancings in June 2018 and approximately $50 million in payments for legal settlements. In the second quarter of 2017, operating cash also included $190 million of net payments made in the resolution of the Salix securities class action litigation.

EPS
GAAP Earnings Per Share (EPS) Diluted for the second quarter of 2018 were $(2.49), as compared to $(0.11) for the second quarter of 2017.

Adjusted EBITDA (non-GAAP)
Adjusted EBITDA (non-GAAP) was $868 million for the second quarter of 2018, as compared to $951 million for the second quarter of 2017, a decrease of $83 million. Adjusted EBITDA (non-GAAP) in the second quarter of 2018 reflects the impact of 2017 divestitures of approximately $70 million, transactional foreign exchange and other of $51 million, the impact of the loss of exclusivity of certain products of $59 million and favorable translational foreign exchange of $10 million.

2018 Financial Outlook
Bausch Health has maintained its full-year revenue guidance range for 2018 and has raised its full-year Adjusted EBITDA (non-GAAP) guidance range for 2018:

•	Full-Year Revenues in the range of $8.15 - $8.35 billion

•	Full-Year Adjusted EBITDA (non-GAAP) in the range of $3.20 - $3.35 billion from $3.15 - $3.30 billion

Other than with respect to GAAP Revenues, the Company only provides guidance on a non-GAAP basis. The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP) to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. In periods where significant acquisitions or divestitures are not expected, the Company believes it might have a basis for forecasting the GAAP equivalent for certain costs, such as amortization, which would otherwise be treated as non-GAAP to calculate projected GAAP net income (loss). However, because other deductions (such as restructuring, gain or

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loss on extinguishment of debt and litigation and other matters) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP). The guidance provided in this section represents forward-looking information, and actual results may vary materially. Please see the risks and assumptions referred to in the Forward-looking Statements section of this news release.

Additional Highlights

•	Bausch Health’s cash and cash equivalents were $838 million at June 30, 2018

•	The Company’s availability under the Revolving Credit Facility was approximately $725 million at June 30, 2018

Conference Call Details

Date:	Tuesday, Aug. 7, 2018
Time:	8:00 a.m. EDT
Web cast:	http://ir.bauschhealth.com/events-and-presentations
Participant Event Dial-in:	(844) 428-3520 (North America)
(409) 767-8386 (International)
Participant Passcode:	1378128
Replay Dial-in:	(855) 859-2056 (North America)
(404) 537-3406 (International)
Replay Passcode:	1378128 (replay available until Oct. 7, 2018)

About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global company whose mission is to improve people’s lives with our health care products. We develop, manufacture and market a range of pharmaceutical, medical device and over-the-counter products, primarily in the therapeutic areas of eye health, gastroenterology and dermatology. We are delivering on our commitments as we build an innovative company dedicated to advancing global health. More information can be found at www.bauschhealth.com.

Forward-looking Statements
This news release contains forward-looking information and statements, within the meaning of applicable securities laws (collectively, “forward-looking statements”), including, but not limited to, statements regarding Bausch Health's future prospects and performance including the Company’s 2018 full-year guidance and the anticipated approval and launch dates for certain of our products. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” “tracking,” or “continue” and variations or similar expressions, and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken, or will occur or result, and similar such expressions also identify forward-looking information. These forward-looking statements, including the Company’s full-year guidance, are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs and readers are cautioned that these statements may not be appropriate for other purposes. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results and events to differ materially from those described in these forward-looking

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statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in the Company's most recent annual and quarterly reports and detailed from time to time in the Company's other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. In addition, certain material factors and assumptions have been applied in making these forward-looking statements (including the Company’s 2018 full-year guidance), including that the risks and uncertainties outlined above will not cause actual results or events to differ materially from those described in these forward-looking statements, and additional information regarding certain of these material factors and assumptions may also be found in the Company’s filings described above. The Company believes that the material factors and assumptions reflected in these forward-looking statements are reasonable, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

Non-GAAP Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures, including (i) Adjusted EBITDA (non-GAAP), (ii) organic growth and (iii) constant currency. As discussed below, we also provide Adjusted Net Income (non-GAAP) to provide supplemental information to readers. Management uses these non-GAAP measures as key metrics in the evaluation of company performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures are useful to investors in their assessment of our operating performance and the valuation of our Company. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors.

However, these measures are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar non-GAAP measures. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The reconciliations of these historic non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. However, as indicated above, for guidance purposes, the Company does not provide reconciliations of projected Adjusted EBITDA (non-GAAP) to projected GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Specific Non-GAAP Measures
Adjusted EBITDA (non-GAAP)
Adjusted EBITDA (non-GAAP) is GAAP net income (its most directly comparable GAAP financial measure) adjusted for certain items, as further described below. Management of the Company believes that Adjusted EBITDA (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals

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and incentives, especially in light of the Company’s new strategies. In particular, the Company believes that Adjusted EBITDA (non-GAAP) focuses management on the Company’s underlying operational results and business performance. As a result, the Company uses Adjusted EBITDA (non-GAAP) both to assess the actual financial performance of the Company and to forecast future results as part of its guidance. Management believes Adjusted EBITDA (non-GAAP) is a useful measure to evaluate current performance. Adjusted EBITDA (non-GAAP) is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, commencing in 2017, cash bonuses for the Company’s executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets.

Adjusted EBITDA (non-GAAP) reflect adjustments based on the following items:

•
Restructuring and integration costs: Since 2016, while the Company has undertaken fewer acquisitions, the Company has incurred additional restructuring costs as it implements its new strategies, which involve, among other things, improvements to our infrastructure and other operational improvements, internal reorganizations and impacts from the divestiture of assets and businesses. With regard to infrastructure and operational improvements which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. As a result, the Company does not believe that such costs (and their impact) are truly representative of the underlying business. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.

•
Acquired in-process research and development costs: The Company has excluded expenses associated with acquired in-process research and development, as these amounts are inconsistent in amount and frequency and are significantly impacted by the timing, size and nature of acquisitions. Furthermore, as these amounts are associated with research and development acquired, the Company does not believe that they are a representation of the Company’s research and development efforts during the period.

•
Asset Impairments: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes intangible impairments from its non-GAAP expenses, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation.

•
Goodwill Impairment: The Company has excluded the impact of goodwill impairment. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the net assets acquired, the remaining purchase price is booked as goodwill. For assets that we developed ourselves, no goodwill is booked. Goodwill is not amortized but is tested for impairment. For periods prior to Jan. 1, 2018, the amount of goodwill impairment is measured as the excess of the carrying value of a reporting unit’s goodwill over its implied fair value. However, in January 2017, new accounting guidance was issued which simplifies the subsequent measurement of an impairment to goodwill. Under the new guidance, which the Company early adopted effective Jan. 1, 2018, the amount of goodwill impairment is measured as the excess of a reporting unit’s carrying value over its fair value. Management excludes these charges in measuring the performance of the Company and the business.

•	Share-based Compensation: The Company excludes the impact of costs relating to share-based compensation. The Company believes that the exclusion of share-based compensation expense

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assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

•
Acquisition- related adjustments excluding amortization of intangible assets and depreciation expense: The Company has excluded the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments is not consistent and is significantly impacted by the timing and size of the Company’s acquisitions, as well as the nature of the agreed-upon consideration. In addition, the Company has excluded the impact of fair value inventory step-up resulting from acquisitions as the amount and frequency of such adjustments are not consistent and are significantly impacted by the timing and size of its acquisitions.

•
Loss on extinguishment of debt: The Company has excluded loss on extinguishment of debt as this represents a cost of refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such charges are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market out of management’s control.

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Other Non-GAAP Charges: The Company has excluded certain other amounts, including legal and other professional fees incurred in connection with recent legal and governmental proceedings, investigations and information requests respecting certain of our distribution, marketing, pricing, disclosure and accounting practices, litigation and other matters, and net (gain)/loss on sale of assets. In addition, the Company has excluded certain other expenses that are the result of other, non-comparable events to measure operating performance. These events arise outside of the ordinary course of continuing operations. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

Finally, to the extent not already adjusted for above, Adjusted EBITDA (non-GAAP) reflects adjustments for interest, taxes, depreciation and amortization (EBITDA represents earnings before interest, taxes, depreciation and amortization).

Adjusted Net Income (Loss) (non-GAAP)
Historically, management has used adjusted net income (loss) (non-GAAP) (the most directly comparable GAAP financial measure for which is GAAP net income (loss)) for strategic decision making, forecasting future results and evaluating current performance. This non-GAAP measure excludes the impact of certain items (as further described below) that may obscure trends in the Company’s underlying performance. By disclosing this non-GAAP measure, it was management’s intention to provide investors with a meaningful, supplemental comparison of the Company’s operating results and trends for the periods presented. It was management’s belief that this measure was also useful to investors as such measure allowed investors to evaluate the Company’s performance using the same tools that management had used to evaluate past performance and prospects for future

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performance. Accordingly, it was the Company’s belief that adjusted net income (loss) (non-GAAP) was useful to investors in their assessment of the Company’s operating performance and the valuation of the Company. It is also noted that, in recent periods, our GAAP net income was significantly lower than our adjusted net income (non-GAAP). Commencing in 2017, management of the Company identified and began using certain new primary financial performance measures to assess the Company’s financial performance. However, management still believes that adjusted net income (loss) (non-GAAP) may be useful to investors in their assessment of the Company and its performance.

In addition to certain of the adjustments described above (namely restructuring and integration costs, acquired in-process research and development costs, loss on extinguishment of debt, asset impairments, acquisition-related adjustments, excluding amortization, and other non-GAAP charges), adjusted net income (non-GAAP) also reflects adjustments based on the following additional item:

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Amortization of intangible assets: The Company has excluded the impact of amortization of intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

Organic Growth
Organic Growth, a non-GAAP metric, is defined as an increase on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations. Organic Growth is growth in GAAP Revenue (its most directly comparable GAAP financial measure) adjusted for certain items, as further described below, of businesses that have been owned for one or more years. The Company uses organic revenue and organic growth to assess performance of its business units and operating and reportable segments, and the Company in total, without the impact of foreign currency exchange fluctuations and recent acquisitions, divestitures and product discontinuations. The Company believes that such measures are useful to investors as it provides a supplemental period-to-period comparison.

Organic revenue growth reflects adjustments for: (i) the impact of period-over-period changes in foreign currency exchange rates on revenues and (ii) the revenues associated with acquisitions, divestitures and discontinuations of businesses divested and/ or discontinued. These adjustments are determined as follows:

•
Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.

•
Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenues (non-GAAP) on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue (non-GAAP) growth excludes from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue (non-GAAP) growth excludes from the prior period (but not the

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current period), all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

Constant Currency
Changes in the relative values of non-U.S. currencies to the U.S. dollar may affect the Company’s financial results and financial position. To assist investors in evaluating the Company’s performance, we have adjusted for foreign currency effects. Constant currency impact is determined by comparing 2018 reported amounts adjusted to exclude currency impact, calculated using 2017 monthly average exchange rates, to the actual 2017 reported amounts.

Please also see the reconciliation tables below for further information as to how these non-GAAP measures are calculated for the periods presented.

FINANCIAL TABLES FOLLOW

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Bausch Health Companies Inc.				Table 1
Condensed Consolidated Statements of Operations
For the Three and Six Months ended June 30, 2018 and 2017
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
(in millions)	2018	2017	2018	2017
Revenues
Product sales	$2,100	$2,200	$4,065	$4,276
Other revenues	28	33	58	66
	2,128	2,233	4,123	4,342
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	584	635	1,144	1,219
Cost of other revenues	10	11	23	23
Selling, general and administrative	642	659	1,233	1,320
Research and development	94	94	186	190
Amortization of intangible assets	741	623	1,484	1,258
Goodwill impairments	—	—	2,213	—
Asset impairments	301	85	345	223
Restructuring and integration costs	7	18	13	36
Acquired in-process research and development costs	—	1	1	5
Acquisition-related contingent consideration	(6)	(49)	(4)	(59)
Other expense (income), net	—	(19)	11	(259)
	2,373	2,058	6,649	3,956
Operating (loss) income	(245)	175	(2,526)	386
Interest income	3	3	6	6
Interest expense	(435)	(459)	(851)	(933)
Loss on extinguishment of debt	(48)	—	(75)	(64)
Foreign exchange and other	(9)	39	18	68
Loss before (provision for) benefit from income taxes	(734)	(242)	(3,428)	(537)
(Provision for) benefit from income taxes	(138)	205	(23)	1,129
Net (loss) income	(872)	(37)	(3,451)	592
Net income attributable to noncontrolling interest	(1)	(1)	(3)	(2)
Net (loss) income attributable to Bausch Health Companies Inc.	$(873)	$(38)	$(3,454)	$590

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Bausch Health Companies Inc.				Table 2
Reconciliation of GAAP Net (Loss) Income to Adjusted Net Income (non-GAAP)
For the Three and Six Months ended June 30, 2018 and 2017
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
(in millions)	2018	2017	2018	2017
Net (loss) income attributable to Bausch Health Companies Inc.	$(873)	$(38)	$(3,454)	$590
Non-GAAP adjustments: (a)
Amortization of intangible assets	741	623	1,484	1,258
Asset impairments	301	85	345	223
Goodwill impairments	—	—	2,213	—
Restructuring and integration costs	7	18	13	36
Acquired in-process research and development costs	—	1	1	5
Acquisition-related adjustments excluding amortization of intangible assets	(6)	(49)	(4)	(59)
Loss on extinguishment of debt	48	—	75	64
Legal and other professional fees	15	13	20	23
Litigation and other matters	(1)	31	10	108
Net gain on sale of assets	—	(50)	—	(367)
Other	1	—	—	—
Tax effect of non-GAAP adjustments	94	(272)	(64)	(1,246)
Total non-GAAP adjustments	1,200	400	4,093	45
Adjusted net income attributable to Bausch Health Companies Inc. (non-GAAP)	$327	$362	$639	$635

(a) The components of (and further details respecting) each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.

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Bausch Health Companies Inc.			Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Six Months ended June 30, 2018 and 2017
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
(in millions)	2018	2017	2018	2017
Selling, general and administrative reconciliation:
GAAP Selling, general and administrative	$642	$659	$1,233	$1,320
Legal and other professional fees (a)	(15)	(13)	(20)	(23)
Other Selling, general and administrative (b)	—	—	1	—
Adjusted selling, general and administrative (non-GAAP)	$627	$646	$1,214	$1,297
Amortization of intangible assets reconciliation:
GAAP Amortization of intangible assets	$741	$623	$1,484	$1,258
Amortization of intangible assets (c)	(741)	(623)	(1,484)	(1,258)
Adjusted amortization of intangible assets (non-GAAP)	$—	$—	$—	$—
Goodwill impairment reconciliation:
GAAP Goodwill impairment	$—	$—	$2,213	$—
Goodwill impairment (d)	—	—	(2,213)	—
Adjusted goodwill impairment (non-GAAP)	$—	$—	$—	$—
Restructuring and integration costs reconciliation:
GAAP Restructuring and integration costs	$7	$18	$13	$36
Restructuring and integration costs (e)	(7)	(18)	(13)	(36)
Adjusted restructuring and integration costs (non-GAAP)	$—	$—	$—	$—
Acquired in-process research and development costs reconciliation:
GAAP Acquired in-process research and development costs	$—	$1	$1	$5
Acquired in-process research and development costs (f)	—	(1)	(1)	(5)
Adjusted acquired in-process research and development costs (non-GAAP)	$—	$—	$—	$—
Asset impairments reconciliation:
GAAP Asset impairments	$301	$85	$345	$223
Asset impairments (g)	(301)	(85)	(345)	(223)
Adjusted asset impairments (non-GAAP)	$—	$—	$—	$—
Acquisition-related contingent consideration reconciliation:
GAAP Acquisition-related contingent consideration	$(6)	$(49)	$(4)	$(59)
Acquisition-related contingent consideration (h)	6	49	4	59
Adjusted acquisition-related contingent consideration (non-GAAP)	$—	$—	$—	$—
Other expense (income), net reconciliation:
GAAP Other expense (income), net	$—	$(19)	$11	$(259)
Litigation and other matters (i)	1	(31)	(10)	(108)
Net gain on sale of assets (j)	—	50	—	367
Other (b)	(1)	—	(1)	—
Adjusted other expense (income) (non-GAAP)	$—	$—	$—	$—
Loss on extinguishment of debt reconciliation:
GAAP Loss on extinguishment of debt	$(48)	$—	$(75)	$(64)
Loss on extinguishment of debt (k)	48	—	75	64
Adjusted loss on extinguishment of debt (non-GAAP)	$—	$—	$—	$—

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			Table 2a (continued)

	Three Months Ended		Six Months Ended
	June 30		June 30
(in millions)	2018	2017	2018	2017
Benefit from income taxes reconciliation:
GAAP (Provision for) benefit from income taxes	$(138)	$205	$(23)	$1,129
Tax effect of non-GAAP adjustments (l)	94	(272)	(64)	(1,246)
Adjusted provision for income taxes (non-GAAP)	$(44)	$(67)	$(87)	$(117)

(a) Represents the sole component of the non-GAAP adjustment of “Legal and other professional fees” (see Table 2). Legal and other professional fees incurred during the three and six months ended June 30, 2018 and 2017 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(b) Represents the two components of the non-GAAP adjustment of “Other” (see Table 2).
(c) Represents the sole component of the non-GAAP adjustment of “Amortization of intangible assets” (see Table 2).
(d) Represents the sole component of the non-GAAP adjustment of “Goodwill impairment” (see Table 2).
(e) Represents the sole component of the non-GAAP adjustment of “Restructuring and integration costs” (see Table 2).
(f) Represents the sole component of the non-GAAP adjustment of “Acquired in-process research and development costs” (see Table 2).
(g) Represents the sole component of the non-GAAP adjustment of “Asset impairments” (see Table 2).
(h) Represents the sole component of the non-GAAP adjustment of “Acquisition-related adjustments excluding amortization of intangible assets” (see Table 2).
(i) Represents the sole component of the non-GAAP adjustment of "Litigation and other matters" (see Table 2).
(j) Represents the sole component of the non-GAAP adjustment "Net gain on sale of assets" (see Table 2). Net gain on sale of assets of $50 million and $367 million during the three and six months ended June 30, 2017, respectively, includes the $73 million gain on the sale of Dendreon Pharmaceuticals LLC in June 2017 and the $319 million gain on the sale of CeraVe, AcneFree and AMBI skincare brands in March of 2017.
(k) Represents the sole component of the non-GAAP adjustment of “Loss on extinguishment of debt” (see Table 2).
(l) Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).

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Bausch Health Companies Inc.			Table 2b
Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA (non-GAAP)
For the Three and Six Months ended June 30, 2018 and 2017
(unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
(in millions)	2018	2017	2018	2017
Net (loss) income attributable to Bausch Health Companies Inc.	$(873)	$(38)	$(3,454)	$590
Interest expense, net	432	456	845	927
Provision for (benefit from) income taxes	138	(205)	23	(1,129)
Depreciation and amortization	784	666	1,570	1,340
EBITDA	481	879	(1,016)	1,728
Adjustments:
Asset impairments	301	85	345	223
Goodwill impairments	—	—	2,213	—
Restructuring and integration costs	7	18	13	36
Acquired in-process research and development costs	—	1	1	5
Acquisition-related adjustments excluding amortization and depreciation	(6)	(49)	(4)	(59)
Loss on extinguishment of debt	48	—	75	64
Share-based compensation	22	23	43	51
Other adjustments:
Legal and other professional fees (a)	15	13	20	23
Litigation and other matters	(1)	31	10	108
Net gain on sale of assets (b)	—	(50)	—	(367)
Other	1	—	—	—
Adjusted EBITDA (non-GAAP)	$868	$951	$1,700	$1,812
(a) Legal and other professional fees incurred during the three and six months ended June 30, 2018 and 2017 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(b) Net gain on sale of assets of $50 million and $367 million during the three and six months ended June 30, 2017, respectively, includes the $73 million gain on the sale of Dendreon Pharmaceuticals LLC in June 2017 and the $319 million gain on the sale of CeraVe, AcneFree and AMBI skincare brands in March of 2017.

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Bausch Health Companies Inc.							Table 3
Organic Growth (non-GAAP) - by Segment
For the Three and Six Months Ended June 30, 2018 and 2017
(unaudited)
	Calculation of Organic Revenue for the Three Months Ended
	June 30, 2018			June 30, 2017			Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divested Revenues	Organic Revenue (Non-GAAP) (b)
(in millions)							Amount	Pct.
Bausch + Lomb/International (c)
Global Vision Care	$207	$(4)	$203	$187	$—	$187	$16	9%
Global Surgical (d)	182	(6)	176	175	(2)	173	3	2%
Global Consumer Products	369	(5)	364	379	(31)	348	16	5%
Global Ophtho Rx	178	(3)	175	167	—	167	8	5%
International Rx (d)	273	(7)	266	315	(51)	264	2	1%
Total Bausch + Lomb/International	1,209	(25)	1,184	1,223	(84)	1,139	45	4%

Salix (c)	441	—	441	387	—	387	54	14%

Ortho Dermatologics (c)
Ortho Dermatologics (e)	110	—	110	134	(2)	132	(22)	(17)%
Global Solta	32	—	32	28	—	28	4	14%
Total Ortho Dermatologics	142	—	142	162	(2)	160	(18)	(11)%

Diversified Products (c)
Neurology and Other	216	—	216	248	—	248	(32)	(13)%
Generics	90	—	90	82	—	82	8	10%
Dentistry	30	—	30	35	(1)	34	(4)	(12)%
Other revenues (e)	—	—	—	96	(96)	—	—	—
Total Diversified Products	336	—	336	461	(97)	364	(28)	(8)%

Total revenues	$2,128	$(25)	$2,103	$2,233	$(183)	$2,050	$53	3%

(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the three months ended June 30, 2018 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release). Organic revenue (non-GAAP) for the three months ended June 30, 2017 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period. Organic revenue is also adjusted for acquisitions, however, during the three months ended June 30, 2018 and 2017, there were no acquisitions.

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Bausch Health Companies Inc.	Table 3 (continued)
Organic Growth (non-GAAP) - by Segment
For the Three and Six Months Ended June 30, 2018 and 2017
(unaudited)

(c) Commencing in the second quarter of 2018, the Company realigned its segment reporting structure and now operates in four operating segments. All segment references in this news release are to this realigned segment reporting structure and prior period presentations of segment results have been conformed to the current segment reporting structure to allow investors to evaluate results between periods on a constant basis. For more information about the current segment reporting structure, please see “Changes in Reportable Segments” in Note 2, “SIGNIFICANT ACCOUNTING POLICIES” to our unaudited interim Consolidated Financial Statements included in our quarterly report on Form 10-Q for the quarter ended June 30, 2018 and slide 27 in the appendix to our Second-Quarter 2018 Financial Results presentation.
(d) Effective in the third quarter of 2017, one product has been removed from the former Global Surgical business unit and added to the International Rx business unit. This change was made as management believed that the product better aligned with the International Rx business unit, as this product, although acquired as part of the acquisition of certain surgical assets, is an injectable product. Prior period presentations of business unit revenue have been conformed to the current business unit reporting structure to allow investors to evaluate results between periods on a consistent basis.
(e) Effective in the first quarter of 2018, two products historically included in the reported results of the former Other business unit in the former U.S. Diversified segment are included in the reported results of the Ortho Dermatologics business unit in the Ortho Dermatologics segment as management believes the products better align with that business unit. Prior period presentations of segment and business unit revenues have been conformed to current segment and business unit reporting structures to allow investors to evaluate results between periods on a consistent basis.

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Bausch Health Companies Inc.						Table 3 (continued)
Organic Growth (non-GAAP) - by Segment
For the Three and Six Months ended June 30, 2018 and 2017
(unaudited)
	Calculation of Organic Revenue for the Six Months Ended
	June 30, 2018			June 30, 2017			Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divested Revenues	Organic Revenue (Non-GAAP) (b)
(in millions)							Amount	Pct.
Bausch + Lomb/International (c)
Global Vision Care	$402	$(13)	$389	$357	$—	$357	$32	9%
Global Surgical (d)	353	(17)	336	329	(2)	327	9	3%
Global Consumer Products	699	(23)	676	754	(94)	660	16	2%
Global Ophtho Rx	321	(8)	313	310	—	310	3	1%
International Rx (d)	537	(27)	510	607	(100)	507	3	1%
Total Bausch + Lomb/International	2,312	(88)	2,224	2,357	(196)	2,161	63	3%

Salix (c)	863	—	863	689	—	689	174	25%

Ortho Dermatologics (c)
Ortho Dermatologics (e)	222	—	222	328	(3)	325	(103)	(32)%
Global Solta	61	(1)	60	51	—	51	9	18%
Total Ortho Dermatologics	283	(1)	282	379	(3)	376	(94)	(25)%

Diversified Products (c)
Neurology and Other	425	—	425	491	—	491	(66)	(13)%
Generics	180	—	180	167	—	167	13	8%
Dentistry	60	—	60	63	(2)	61	(1)	(2)%
Other revenues (e)	—	—	—	196	(196)	—	—	—
Total Diversified Products	665	—	665	917	(198)	719	(54)	(8)%

Total revenues	$4,123	$(89)	$4,034	$4,342	$(397)	$3,945	$89	2%

(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the six months ended June 30, 2018 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release). Organic revenue (non-GAAP) for the six months ended June 30, 2017 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period. Organic revenue is also adjusted for acquisitions, however, during the six months ended June 30, 2018 and 2017, there were no acquisitions.

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Bausch Health Companies Inc.	Table 3 (continued)
Organic Growth (non-GAAP) - by Segment
For the Three and Six Months Ended June 30, 2018 and 2017
(unaudited)

(c) Commencing in the second quarter of 2018, the Company realigned its segment reporting structure and now operates in four operating segments. All segment references in this news release are to this realigned segment reporting structure and prior period presentations of segment results have been conformed to the current segment reporting structure to allow investors to evaluate results between periods on a constant basis. For more information about the current segment reporting structure, please see “Changes in Reportable Segments” in Note 2, “SIGNIFICANT ACCOUNTING POLICIES” to our unaudited interim Consolidated Financial Statements included in our quarterly report on Form 10-Q for the quarter ended June 30, 2018 and slide 27 in the appendix to our Second-Quarter 2018 Financial Results presentation.
(d) Effective in the third quarter of 2017, one product has been removed from the former Global Surgical business unit and added to the International Rx business unit. This change was made as management believed that the product better aligned with the International Rx business unit, as this product, although acquired as part of the acquisition of certain surgical assets, is an injectable product. Prior period presentations of business unit revenue have been conformed to the current business unit reporting structure to allow investors to evaluate results between periods on a consistent basis.
(e) Effective in the first quarter of 2018, two products historically included in the reported results of the former Other business unit in the former U.S. Diversified segment are included in the reported results of the Ortho Dermatologics business unit in the Ortho Dermatologics segment as management believes the products better align with that business unit. Prior period presentations of segment and business unit revenues have been conformed to current segment and business unit reporting structures to allow investors to evaluate results between periods on a consistent basis.

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Bausch Health Companies Inc.		Table 4
Consolidated Balance Sheet and Other Financial Information
(unaudited)

(in millions)	June 30, 2018	December 31, 2017
Cash Balances
Cash and cash equivalents	$838	$720
Restricted cash	—	77
Cash, cash equivalents and restricted cash	$838	$797

Debt Balances
Senior Secured Credit Facilities:
2020 Revolving Credit Facility	$—	$250
2023 Revolving Credit Facility	325	—
Series F Tranche B Term Loan Facility	—	3,420
2025 Term Loan B Facility	4,426	—
Senior Secured Notes	4,943	4,939
Senior Unsecured Notes:
5.375% Senior Unsecured Notes due March 2020	—	1,699
7.00% Senior Unsecured Notes due October 2020	—	71
6.375% Senior Unsecured Notes due October 2020	—	656
6.750% Senior Unsecured Notes due October 2021	—	648
7.250% Senior Unsecured Notes due October 2022	—	545
9.25% Senior Unsecured Notes due April 2026	1,481	—
8.50% Senior Unsecured Notes due January 2027	738	—
All other Senior Unsecured Notes	13,161	13,201
Other	14	15
Total long-term debt and other, net of unamortized discounts and issuance costs	25,088	25,444
Plus: Unamortized discounts and issuance costs	341	308
Total long-term debt and other	$25,429	$25,752

Maturities and Mandatory Amortization Payments of Debt Obligations
July through December 2018	$114	$209
2019	230	—
2020	228	2,690
2021	2,753	3,175
2022	1,478	5,115
2023	6,553	6,051
Thereafter	14,073	8,512
Total gross maturities	$25,429	$25,752

	2018	2017
Cash provided by operating activities - Three months ended June 30	$222	$268

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